PLEASE NOTE: THE BELOW TEXT OF THE DOCUMENT IN THE ENGLISH LANGUAGE IS A TRANSLATION PREPARED FOR INFORMATION PURPOSES ONLY. THE TRANSLATION MAY CONTAIN DISCREPANCIES AND OMISSIONS AND DOES NOT REPLACE THE RUSSIAN TEXT OF THIS DOCUMENT. IN ANY AND ALL CASES THE TEXT OF THIS DOCUMENT IN THE RUSSIAN LANGUAGE SHALL PREVAIL.
This exchange offer is made for the securities of a foreign company. It is important for U.S. securities holders to be aware that this announcement is subject to disclosure and regulations in England that are different from those in the United States. In addition, U.S. securities holders should be aware that this announcement has been prepared in accordance with English format and style, which differs from the U.S. format and style. In particular the financial information of OJSC Uralkali and OJSC Silvinit included herein has been prepared in accordance with International Financial Reporting Standards, and thus may not be comparable to financial information of U.S. companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.
It may be difficult for U.S. securities holders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since OJSC Uralkali is located in the Russian Federation, and some or all of its officers and directors may be residents of countries other than the United States. U.S. securities holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.
Securities may not be offered or sold in the United States absent registration under the US Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from such registration. The OJSC Uralkali Shares to be issued in connection with the Proposed Combination are not, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States and will be issued to OJSC Silvinit Shareholders in the United States in reliance on the exemption from registration provided by Rule 802 under the Securities Act and in reliance on available exemptions from any state law registration requirements. The securities of OJSC Uralkali and OJSC Silvinit have not been, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States.
Justification of the Terms and Procedures for the Reorganization of
Open Joint Stock Company Uralkali in the Form of the Merger of
Open Joint Stock Company Silvinit into OJSC Uralkali
It is proposed that the General Shareholders’ Meeting of Open Joint Stock Company Uralkali (hereinafter “OJSC Uralkali”) adopt a resolution on the reorganization of OJSC Uralkali in the form of the merger of Open Joint Stock Company Silvinit (hereinafter “OJSC Silvinit”) into OJSC Uralkali.
1. Brief Details of OJSC Uralkali and OJSC Silvinit (hereinafter also the “Reorganized Companies”)
1.1 OJSC Uralkali
OJSC Uralkali was incorporated on October 14, 1992, main state registration number 1025901702188, registered office: 63 Ul. Pyatiletki, Berezniki, Permsky Krai, 618426, Russian Federation.
OJSC Uralkali is one of the world’s major producers of potash. OJSC Uralkali’s operations include 2 mines, 4 enrichment plants, and a seaport terminal for bulk handling of mineral fertilizers.
The shares of OJSC Uralkali are listed on the Russian Trading System (RTS) and Moscow Interbank Currency Exchange (MICEX) stock exchanges. Global depositary receipts representing shares of OJSC Uralkali are admitted to trading on the LSE.
1.2 OJSC Silvinit

OJSC Silvinit was incorporated on November 27, 1992, main state registration number 1025901972447, registered office: 14 Ulitsa Mira, Solikamsk, Permsky Krai, 618540, Russian Federation.
OJSC Silvinit is one of the world’s major producers of potash. OJSC Silvinit’s production operations encompassing extraction and production of potash fertilizer and various salts comprise 3 mines, 4 enrichment plants, and a commercial port on the Kama River.
The common shares of OJSC Silvinit are listed on the RTS and MICEX.
2. Premise and Aims of Reorganization
2.1 OJSC Uralkali and OJSC Silvinit are the two largest producers in the Russian potash industry. Both companies have operations at the Verkhnekamskoye Potash-Magnesium Salt Deposit and have historically been part of a unified production cycle.
2.2 The reorganization in the form of the merger of OJSC Silvinit into OJSC Uralkali (the “Merger”) is being undertaken with the aim of creating a leading global potash producer. In addition, the Merger is expected to lead to an increase in operating efficiency and reduction in production, management and transportation costs of the Reorganized Companies.
3. Merger Procedure and Terms
3.1 OJSC Silvinit will merge into OJSC Uralkali on the day when the entry is made in the Unified Unified State Register of Legal Entities of Legal Entities on the dissolution of OJSC Silvinit (the “Merger Date”). On the Merger Date OJSC Silvinit shall cease to exist as a legal entity, and the Merger shall be deemed completed.
3.2 Upon the Merger all of the property, rights and obligations of OJSC Silvinit shall pass to OJSC Uralkali on the terms and conditions set forth in the Merger Agreement of OJSC Silvinit into OJSC Uralkali (the “Merger Agreement”), in accordance with applicable Russian law.
3.3 The major steps to be undertaken for completion of the Merger comprise the following actions:
3.3.1	Preparations for the extraordinary general shareholders’ meeting (“EGSM) of OJSC Uralkali and OJSC Silvinit for adoption of the resolution on the Merger.

3.3.2	Adoption of resolutions on reorganization by way of Merger at the EGSM of OJSC Uralkali and OJSC Silvinit.

3.3.3	Filing by OJSC Silvinit of a notice with the state registration authority for legal entities on the adoption of a resolution on the Merger by the EGSM of OJSC Uralkali and OJSC Silvinit and commencement of reorganization procedures.

3.3.4	After the entry on the commencement of reorganization procedures is made in the Unified State Register of Legal Entities of Legal Entities, OJSC Silvinit shall twice place a notice regarding the reorganization of OJSC Uralkali and OJSC Silvinit, on behalf of both Reorganized Companies, with an interval of one month between the two, in the mass media outlets in which information on the state registration of legal entities is published.

3.3.5	Approval by the Board of Directors of OJSC Uralkali of a decision on the additional issuance of OJSC OJSC Uralkali shares placed by way of the conversion of the shares of OJSC Silvinit into such shares upon the Merger, as well as a securities prospectus in respect of such additional share issue; filing of documents required for state registration of the additional OJSC Uralkali share issue and securities prospectus with the FSFM.

3.3.6	Buyout of shares by the Reorganized Companies from shareholders with voting shares of the Reorganized Companies who voted against the Merger or did not take part in voting on this item and claimed redemption of all or part of their shares as and when prescribed by Articles 75 and 76 of the JSC Law.

3.3.7	Obtaining the prior consent of FAS Russia and/or any foreign antimonopoly bodies for the Merger, if such prior consent is required under the laws of the Russian Federation and/or the laws of the relevant foreign jurisdiction.

3.3.8	State registration of the additional OJSC Uralkali share issue and securities prospectus with the FSFM.

3.3.9	Record of entry in the Unified State Register of Legal Entities of the dissolution of OJSC Silvinit. Placement of OJSC OJSC Uralkali shares by way of the conversion of the shares of OJSC Silvinit into additional OJSC OJSC Uralkali shares in accordance with the Merger Agreement, the decision on the additional securities issuance and applicable Russian law.

3.3.10	Adoption by the Board of Directors of OJSC Uralkali of the placement report on the additional OJSC Uralkali share issue placed by way of the conversion of the shares of OJSC Silvinit into such shares upon the Merger.

3.3.11	State registration of the placement report on the additional OJSC Uralkali share issue with the FSFM.

3.3.12	State registration of amendments to the Charter of OJSC Uralkali in connection with the Merger.
3.4 Upon the Merger the creditors of the Parties will receive guarantees as provided for by applicable Russian law.
3.5 Upon the Merger the shareholders who hold voting shares of the Reorganized Companies and who voted against the resolution on the Merger or did not take part in voting on this item will be given the opportunity to exercise their right to claim redemption of all or part of their shares of the Reorganized Companies in accordance with Articles 75 and 76 of Federal Law No. 208-FZ dated December 26, 1995 on Joint Stock Companies.
4. Conversion of the Shares of OJSC Silvinit into Shares of OJSC Uralkali
4.1 During the Merger the shares of OJSC Silvinit shall be converted into OJSC Uralkali shares. Furthermore, the shares of OJSC Silvinit may be converted into (i) OJSC Uralkali shares bought back from shareholders of OJSC Uralkali in accordance with the provisions of clause 3.3.6 of the Merger Agreement, and (ii) additional OJSC Uralkali shares.
4.2 During the Merger the shares of OJSC Silvinit will be converted into OJSC Uralkali shares in accordance with the following conversion ratios: 1 (one) common registered uncertificated share of OJSC Uralkali with a par value of 0.5 (zero point five) rubles each for every:
•	0,007495 common registered uncertificated shares of OJSC Silvinit with a par value of 50 (fifty) rubles 00 kopecks each;

•	0,019297 preferred registered uncertificated type A shares of OJSC Silvinit with a par value of 50 (fifty) rubles 00 kopecks each.

4.3 The number of shares of OJSC Uralkali that each shareholder of OJSC Silvinit will receive is calculated by dividing the number of the relevant class of shares of OJSC Silvinit held by such shareholder by the corresponding conversion ratio.
Should the number of shares of OJSC Uralkali to be offered to a shareholder of OJSC Silvinit upon conversion of the shares of OJSC Silvinit held by such shareholder into shares of OJSC Uralkali come to a fraction, such number shall be rounded to a whole number of shares of OJSC Uralkali offered under the conversion. The procedure for rounding the number of shares represented by a fraction up or down is carried out under the rules of arithmetic rounding. The rules of arithmetic rounding constitute a method of rounding to a whole integer whereby the integer value of a share or shares does not change if the first number after the decimal point is between 0 and 4, and is increased by one if the first number after the decimal point is between 5 and 9. If the number of shares of OJSC Uralkali to be offered to a shareholder of OJSC Silvinit upon conversion of the shares of OJSC Silvinit held by such shareholder into shares of OJSC Uralkali come to a fraction smaller than one, such number of shares is rounded up to one whole share. If the shareholder of OJSC Silvinit holds common registered uncertificated shares and Class A preferred registered uncertificated shares of OJSC Silvinit, the number of shares of OJSC Uralkali that such shareholder is entitled to receive upon the conversion of its common registered uncertificated shares and Class A preferred registered uncertificated shares of OJSC Silvinit are combined for purposes of rounding, in accordance with the Merger Agreement.
4.4 On the Merger Date all outstanding shares of OJSC Silvinit shall be deemed converted into OJSC Uralkali shares pursuant to records contained in the shareholder register of OJSC Silvinit as at the Merger Date. Upon conversion the shares of OJSC Silvinit shall be cancelled.
4.5 The following shall be cancelled upon the Merger:
4.5.1	treasury shares of OJSC Silvinit;

4.5.2	shares of OJSC Silvinit held by OJSC Uralkali;

4.5.3	OJSC Uralkali shares held by OJSC Silvinit.
5. Succession upon Reorganization
5.1 Prior to the Merger Date each of the Reorganized Companies will continue to hold, use and dispose of its property, exercise its rights and discharge its obligations, subject to the provisions of applicable Russian law and the Merger Agreement. However, prior to the Merger Date there may be changes in the type, composition and value of the property, and rights and obligations may be created, altered or cease in respect of OJSC Silvinit for the following reasons:
•	completion of the buyout of shares in OJSC Silvinit from shareholders claiming redemption of all or part of their voting shares in OJSC Silvinit in accordance with Articles 75 and 76 of the JSC Law;

•	satisfaction of claims by creditors for the termination and/or acceleration of the obligations of OJSC Silvinit in accordance with applicable Russian law;

•	ordinary course of business of OJSC Silvinit;

•	any other changes in property and obligations (rights and liabilities) of OJSC Silvinit transferable to OJSC Uralkali that may take place prior to the Merger Date.
5.2 On and after the Merger Date
•	OJSC Silvinit shall cease to exist as a separate legal entity;

•	OJSC Uralkali shall become the successor for all covenants and obligations of OJSC

Silvinit in respect of all debtors and creditors, including disputed obligations;

•	All of the property, rights and obligations of OJSC Silvinit shall pass to OJSC Uralkali by universal succession, subject to the changes set forth in the Merger Agreement, in accordance with the transfer deed approved by the EGSM of OJSC Silvinit.
5.3 Permits, licenses and other authorizations held by OJSC Silvinit must be reissued in the name of OJSC Uralkali in accordance with Russian law.

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